CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Global Trust Purchases Third U.K. Asset, An Everything Everywhere Office Building

ARC Global’s Portfolio Now Comprises Over $20 Million of Purchased European Assets

New York, New York, June 10, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that, on June 7, 2013, it acquired an office building leased to Everything Everywhere (the “Property”) located in Merthyr Tydfil, United Kingdom. The Property was purchased for $12.4 million, excluding acquisition costs, representing a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis by base purchase price). The triple-net lease has a remaining lease term of 14.1 years at acquisition and is subject to upward rent adjustments marked to market every five years.

The office building is 100% leased to Everything Everywhere Limited, a mobile network operator and internet service provider, which has an investment grade credit rating as determined by a major credit rating agency. Everything Everywhere is a joint venture between Deutsche Telekom and France Télécom.

“Our third U.K acquisition is our largest to date and adds another strong investment grade credit to our portfolio,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global. Mr. Schorsch continued, “As we expand our European portfolio, it is acquisitions like this one that embody our attention to making purchases that follow our investment objectives of buying single tenant net lease commercial real estate with an eye toward a diversified global portfolio. We maintain our focus on making domestic acquisitions with tenants concentrated in the office and industrial sectors as we continue to find European assets that are highly accretive to our earnings.”

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products. Collectively, ARC's senior team of seasoned professionals has acquired and managed over $8 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.

http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan and Jagdeep Kapoor, and together have 60 years plus experience structuring and executing in excess of £20 billion of real estate transactions over their careers internationally.

http://www.moorparkcapital.com

Important Notice

ARC Global is a publicly registered, non-traded real estate investment program that intends to qualify as a real estate investment trust for the taxable year ending December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.